                                                                  Exhibit (d)(3)




                             STOCKHOLDERS AGREEMENT


         STOCKHOLDERS AGREEMENT, dated as of February 14, 2000 (this "Agreement"), among AT&T Corp., a New York corporation ("Parent"), LMN Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Cilluffo Associates, L.P., a Delaware limited partnership ("Stockholder') and a stockholder of GRC International, Inc., a Delaware corporation (the "Company").

         WHEREAS, Parent, Sub and the Company are, concurrently with the execution hereof, entering into an Agreement and Plan of Merger, dated as of February 14, 2000 (the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, Sub will make an offer (the "Offer") to acquire all of the issued and outstanding shares of common stock, par value $0.10 per share, of the Company (the "Company Common Stock"), at a purchase price of $15.00 per share, net to the seller in cash, the consummation of which will be followed by the merger of Sub with and into the Company, with the Company being the surviving corporation (the "Merger");

         WHEREAS, Stockholder is the record and/or beneficial owner of 1,708,000 shares of Company Common Stock (collectively, the "Existing Shares") (all such Existing Shares, together with all other shares of capital stock or other voting securities of the Company or any of its Subsidiaries with respect to which Stockholder has beneficial ownership (for purposes of this Agreement, "beneficial ownership" shall have the meaning set forth in Rule 13d-3 under the Exchange Act) as of the date of this Agreement, and any shares of capital stock or other voting securities of the Company or any of its Subsidiaries, beneficial ownership of which is directly or indirectly acquired after the date hereof, including, without limitation, shares received pursuant to any stock splits, stock dividends or distributions, shares acquired by purchase or upon the exercise, conversion or exchange of any option, warrant or convertible security or otherwise, and shares or any voting securities of the Company or any of its Subsidiaries received pursuant to any change in the capital stock of the Company or such Subsidiary by reason of any recapitalization, merger, reorganization, consolidation, combination, exchange of shares or the like, are referred to herein as the "Shares");

         WHEREAS, each of the parties hereto desires to enter into this Agreement to provide for, among other things, (1) the obligation of Stockholder to tender, or cause the record holder of the Shares to tender, the Shares beneficially owned by Stockholder (other than Shares subject to unexercised options) (the "Tender Shares") in the Offer, (2) the obligation of Stockholder to vote, or cause the record holder of the Shares to vote, the Shares beneficially owned by Stockholder (other than Shares subject to unexercised options) (the "Voting Shares") in the manner specified herein and (3) certain restrictions on the sale or the transfer of the record and beneficial ownership of Shares by Stockholder (this Agreement and all other agreements, instruments and other documents executed and delivered by Stockholder in connection with this Agreement are collectively referred to as the "Support Documents"); and

         WHEREAS, Stockholder acknowledges that Parent and Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of Stockholder set forth in this Agreement and would not enter into the Merger Agreement if Stockholder did not enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Parent, Sub and Stockholder agree as follows:

         1. Defined Terms. Terms used herein without definition shall have the meanings assigned to such terms in the Merger Agreement.

         2. Agreement to Tender. Stockholder hereby agrees to validly tender, or cause the record owner to validly tender, all of the Tender Shares pursuant to and in accordance with the terms of the Offer within 18 business days of the commencement thereof, and not to withdraw or permit to be withdrawn any Shares therefrom.

         3. Agreement to Vote. Stockholder hereby agrees that, from and after the date hereof and until the Termination Date (as defined in Section 19), at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, Stockholder shall appear at each such meeting, in person or by proxy, or otherwise cause the Voting Shares to be counted as present thereat for purposes of establishing a quorum, and Stockholder shall vote (or cause to be voted) or act by written consent with respect to all of the Voting Shares that are beneficially owned by Stockholder or as to which Stockholder has, directly or indirectly, the right to vote or direct the voting, (a) in favor of adoption and approval of the Merger Agreement and the Merger and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement, and any other action reasonably requested by Parent in furtherance thereof; (b) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of Stockholder contained in this Agreement; and (c) against any Acquisition Proposal made by any person other than Parent or any of its affiliates. Stockholder hereby agrees that it will not enter into any voting or other agreement or understanding with any person or entity or grant a proxy or power of attorney with respect to the Shares prior to the Termination Date (other than a proxy or power of attorney to an officer of the Company that may be exercised solely in accordance with this Section 3 and except as provided in Section 4 below) or vote or give instructions in any manner inconsistent with clause (a), (b) or (c) of the preceding sentence. Stockholder hereby agrees, during the period commencing on the date hereof and ending on the Termination Date, not to, and, if applicable, not to permit any of Stockholder's affiliates to, vote or execute any written consent in lieu of a stockholders meeting or vote, if such consent or vote by the stockholders of the Company would be inconsistent with or frustrate the purposes of the other covenants of Stockholder pursuant to this paragraph. As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

         4. PROXY. SUBJECT TO SECTION 19 HEREOF, STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, MARY JANE MCKEEVER, MARILYN WASSER AND GARY SWENSON, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PARENT, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED ANY SUCH OFFICER OF PARENT, AND ANY OTHER PERSON DESIGNATED IN WRITING BY PARENT, EACH OF THEM INDIVIDUALLY, STOCKHOLDER'S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE OR ACT BY WRITTEN CONSENT, TO THE FULLEST EXTENT PERMITTED BY AND SUBJECT TO



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



APPLICABLE LAW, WITH RESPECT TO THE SHARES IN ACCORDANCE WITH SECTION 3 HEREOF IN RESPECT OF ANY MATTER SPECIFIED IN CLAUSE (a), (b) or (c) OF SUCH SECTION 3. THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE. STOCKHOLDER WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY STOCKHOLDER WITH RESPECT TO THE SHARES. NOTWITHSTANDING THE FOREGOING, NEITHER PARENT NOR ANY OF THE AFORENAMED PROXIES SHALL EXERCISE THE POWERS SET FORTH IN THIS SECTION 4 UNLESS AND UNTIL PARENT SHALL HAVE RECEIVED ALL APPLICABLE REGULATORY APPROVALS REQUIRED UNDER APPLICABLE LAW FOR SUCH EXERCISE.

         5. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to Stockholder as follows:

         (a) Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

         (b) Each of Parent and Sub has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize the execution and delivery of this Agreement by Parent and Sub and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by Stockholder) is a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

         (c) The execution and delivery of this Agreement by Parent and Sub do not, and the performance of this Agreement by Parent and Sub will not, (i) conflict with or violate the certificate of incorporation or by-laws of Parent or Sub, (ii) conflict with or violate any law, rule, regulation or order applicable to Parent or Sub or by which any of their respective properties is bound, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any lien on the properties or assets of Parent or Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Sub is a party or by which Parent or Sub or any of their respective properties is bound, except for any thereof that would materially impair the ability of Parent or Sub to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.


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



         (d) The execution and delivery of this Agreement by Parent and Sub do not, and the performance by Parent and Sub of their obligations hereunder will not, require Parent or Sub to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, other than as set forth in Section 3.3 of the Merger Agreement.

         (e) There is no suit, action, investigation or proceeding pending or, to the knowledge of Parent or Sub, threatened against Parent or Sub at law or in equity before or by any Governmental Entity that could reasonably be expected to materially impair the ability of Parent or Sub to perform their obligations hereunder on a timely basis, and there is no agreement, commitment or law to which Parent or Sub is subject that could reasonably be expected to materially impair the ability of Parent or Sub to perform their obligations hereunder on a timely basis.

         6. Representations and Warranties of Stockholder. Stockholder represents and warrants to Parent and Sub as follows:

         (a) Stockholder has been duly organized and is validly existing and in good standing under the laws of the State of Delaware.

         (b) Stockholder has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Stockholder.

         (c) This Agreement has been duly executed and delivered by Stockholder and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub) is a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

         (d) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, (i) conflict with or violate the limited partnership agreement or other organizational documents of Stockholder, (ii) conflict with or violate any law, rule, regulation or order applicable to Stockholder or by which any of Stockholder's properties is bound, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any lien on the properties or assets of Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of its properties is bound, except for any thereof that would not result in the imposition of a lien on the Shares or materially impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.


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



         (e) The execution and delivery of this Agreement by Stockholder do not, and the performance by Stockholder of Stockholder's obligations hereunder will not, require Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, except for an amendment to the Statement on Schedule 13D filed by, among others, Stockholder with respect to the Company.

         (f) There is no suit, action, investigation or proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder at law or in equity before or by any Governmental Entity that could reasonably be expected to materially impair the ability of Stockholder to perform its obligations hereunder on a timely basis, and there is no agreement, commitment or law to which Stockholder is subject that could reasonably be expected to materially impair the ability of Stockholder to perform its obligations hereunder on a timely basis.

         (g) Except as set forth on Schedule I hereto or as otherwise provided herein, (i) the Existing Shares are owned beneficially and of record by Stockholder; (ii) Stockholder has not appointed or granted any proxy which is still effective with respect to any Shares other than as provided in this Agreement; and (iii) Stockholder has sole voting power and sole power of disposition with respect to all of the Existing Shares, with no restrictions on Stockholder's rights of disposition pertaining thereto. The Existing Shares constitute all of the shares of Company Common Stock owned of record or beneficially by Stockholder. All of the Existing Shares are issued and outstanding and, except for the Rights associated with such Existing Shares, Stockholder does not own, of record or beneficially, any warrants, options, convertible securities or other rights to acquire any shares of Company Common Stock.

         7. Agreements of Stockholder. (a) Stockholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby, not to (i) sell, transfer, pledge, encumber, grant, assign or otherwise dispose of, enforce any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, pledge, encumbrance, grant, assignment or other disposition of, record or beneficial ownership of any of the Shares (whether acquired heretofore or hereafter) or any interest in any of the foregoing, except to Parent or Sub, (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares, or any interest in any of the Shares, except to Parent or Sub or
(iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

         (b) Stockholder hereby agrees, while this Agreement is in effect, except with respect to Parent and its affiliates, that Stockholder shall not, and shall not permit any affiliates or, if applicable, any director, officer, employee consultant, agent, advisor or representative of Stockholder or any of Stockholder's affiliates (collectively, the "Representatives") to (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to any matter described in Section 7(a) hereof or any Acquisition Proposal or (ii) participate in any negotiations concerning, or provide to any other person any information or data relating to the Company or any of its Subsidiaries for the purpose of, or have any discussions with any person relating to, or cooperate with or assist or participate in, or facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any effort or attempt by any other person to seek to effect any matter described in Section 7(a) hereof or any Acquisition Proposal, or agree to or endorse any Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement such an Acquisition Proposal. Stockholder agrees immediately to cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore by Stockholder with respect to any possible Acquisition Proposal, or any matter described in
Section 7(a) hereof, and will take the necessary steps to inform Stockholder's Representatives of the obligations undertaken by Stockholder with respect to Stockholder's Representatives in this Section 7; provided, that nothing in this Agreement shall restrict Frank J. A. Cilluffo in the exercise of his fiduciary duties to stockholders of the Company, in his capacity as a director of the Company, under applicable law or otherwise prohibit him from taking such actions, in his capacity as a director of the Company, as may be permitted (under the circumstances therein specified) pursuant to Section 5.2 of the Merger Agreement.

         (c) Stockholder hereby agrees, while this Agreement is in effect, to notify Parent promptly of the number of any additional shares of Company Common Stock and the number and type of any other Shares acquired by Stockholder, if any, after the date hereof.

         8. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, none of the parties hereto shall enter into an agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) if such action would materially impair the ability of such party to effectuate, carry out or comply with all the terms of this Agreement.

         9. Survival. None of the representations, warranties, covenants and agreements of the parties herein shall survive beyond the Termination Date.

         10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if given in the manner set forth in
Section 9.2 of the Merger Agreement. All notices hereunder shall be given to a party at his or its address stated on the signature pages of this Agreement or at its address set forth in Section 9.2 of the Merger Agreement or at any other address as the party may specify for this purpose by notice to the other parties pursuant to this Section 10.

         11. No Waivers. No failure or delay by Parent or Sub in exercising any right, power or privilege under any Support Document shall operate as a waiver of that right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of that right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in the Support Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

         12. Amendments, Etc. No amendment, modification, termination or waiver of any provision of any Support Document, and no consent to any departure by Stockholder or Parent or Sub from any provision of any Support Document, shall be effective unless it shall be


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

in writing and signed and delivered by each party hereto, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

         13. Successors and Assigns; Third Party Beneficiaries.

         (a) No party shall assign any of such party's rights or remedies or delegate any of such party's obligations or liabilities, in whole or in part, under any Support Document, except that Parent or Sub may assign all or any of its rights hereunder to any affiliate of Parent or Sub. Any assignment or delegation in contravention of this Section 13 shall be void ab initio and shall not relieve the assigning or delegating party of any obligation under any Support Document.

         (b) The provisions of each Support Document shall be binding upon and inure solely to the benefit of the parties hereto and their respective permitted heirs, executors, legal representatives, successors and assigns, and no other person.

         14. Governing Law; Submission to Jurisdiction. This Agreement and each other Support Document and all rights, remedies, liabilities, powers and duties of the parties hereto and thereto, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State. Parent, Sub and each Stockholder hereby (w) submit to the non-exclusive jurisdiction of any State and Federal courts sitting in Delaware with respect to matters arising out of or relating hereto, (x) agree that all claims with respect to such matters may be heard and determined in an action or proceeding in such Delaware State or Federal court, and (y) agree that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         15. Severability of Provisions. If any term or other provision of any Support Document is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of such Support Document shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify such Support Document so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         16. Headings and References. Article and Section headings in any Support Document are included for convenience of reference only and do not constitute a part of the Support Document for any other purpose. References to Articles and Sections in any Support Document are references to the Articles and Sections of the Support Document unless the context shall require otherwise. Any of the terms defined in this Agreement may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use in this Agreement of the word "include" or "including," when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer


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

to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

         17. Entire Agreement. The Support Documents and the Merger Agreement embody the entire agreement and understanding of each of the parties hereto, and supersede all other written or oral prior agreements or understandings, with respect to the subject matter of the Support Documents.

         18. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of any Support Document were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the Support Documents and to enforce specifically the terms and provisions of any Support Document in any Federal court sitting in the State of Delaware or State of Delaware court, this being in addition to any other remedy to which they are entitled at law or in equity.

         19. Termination. This Agreement and the proxy set forth in Section 4 shall terminate upon the earliest of the following dates (such date is referred to herein as the "Termination Date"): (i) the date on which the Merger Agreement is terminated in accordance with Article VIII thereof; (ii) the date on which Parent terminates this Agreement upon written notice to Stockholder (Parent may so terminate this Agreement and the proxy set forth herein at any time); (iii) the Effective Time; and (iv) June 30, 2000.

         20. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

         21. Limitation on Representations Warranties and Covenants. Reference is made to those certain option agreements, each dated as of August 5, 1999, attached as Exhibits C, D, and E to Amendment No. 14 to the Statement on
Schedule 13D filed by, among others, Stockholder with respect to the Company on August 5, 1999 (the "Option Agreements"). All of the representations, warranties and covenants of Stockholder contained in this Agreement are subject to the obligations of Stockholder under the Option Agreements; provided, however, that Stockholder shall comply with its covenants hereunder to the fullest extent not prohibited by Stockholder's obligations under the Option Agreements. Stockholder represents and warrants to Parent and Sub that none of the Option Agreements has been amended prior to the date hereof. Stockholder covenants and agrees not to amend any Option Agreement while this Agreement is in effect.

         22. WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT, AS A CONDITION OF SUCH PARTY'S RIGHT TO ENFORCE OR DEFEND ANY RIGHT UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER SUPPORT DOCUMENT, WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS AGREEMENT OR ANY OTHER SUPPORT DOCUMENT AND AGREES THAT ANY ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

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

                  IN WITNESS WHEREOF, Parent, Sub and the undersigned Stockholder have caused this Agreement to be duly executed as of the day and year first above written.




                                         AT&T CORP.



                                         By:  /s/ Mary Jane McKeever
                                              Name:  Mary Jane McKeever
                                              Title: Vice President





                                         LMN CORPORATION



                                         By:  /s/ Mary Jane McKeever
                                              Name: Mary Jane McKeever
                                              Title:President





                                         CILLUFFO ASSOCIATES, L.P.
                                            160 Broadway, East Building
                                             New York, New York 10038
                                             Attn:  Frank J. A. Cilluffo
                                             Facsimile: (603)        -



                                         By:  /s/ Frank J.A. Cilluffo
                                              Name:  Frank J. A. Cilluffo
                                              Title: Managing General Partner


                                      -9-